United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

November 1, 2011

Date of Report

[Date of Earliest Event Reported]

LKA INTERNATIONAL, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	000-17106	91-1428250
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3724 47th Street Ct. N.W.

Gig Harbor, Washington 98335

(Address of Principal Executive Offices)

(253) 851-7486

(Registrant’s Telephone Number, including area code)

N/A

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD LOOKING STATEMENTS

This Current Report contains certain forward-looking statements, and for this purpose, any statements contained in this Current Report that are not statements of historical fact may be deemed to be forward-looking statements.  Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements.  These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially depending on a variety of factors, many of which are not within our control.  These factors include, but are not limited to, economic conditions generally and in the markets in which we have and may participate, competition within our chosen industry, the state of our technology and technological advances, our failure to successfully develop, compete in and finance our current and intended business operations and our funding expectations outlined below, among others.

Item 1.01 Entry into a Material Definitive Agreement.

On November 1, 2011, LKA International, Inc., a Delaware corporation (“LKA,” “we” or “us”) entered into a non-binding Letter of Intent with Premier Gold Mines Limited, an Ontario Corporation (“Premier”), whereby we agreed to grant to Premier the right to acquire up to a 60% interest in our Golden Wonder mining claims (the “Property”) and to establish a joint venture between LKA and Premier.  Unless indicated otherwise, the Letter of Intent does not create any binding obligations between the parties and all references to the parties’ rights and obligations under the Letter of Intent are subject to the execution of a definitive Joint Venture Agreement between the parties.

The Letter of Intent contemplates that we shall fund a Phase I exploration and drill program to be operated by Premier in the amount of $2,000,000 plus a 5% Management Fee payable to Premier.  Within sixty (60) days following completion of the LKA funded Phase I exploration program, and confirmation of the potential of the Property to host a significant gold deposit, Premier shall have the sole option to elect to earn a 51% interest in the Property by paying $50,000 US and the equivalent of $100,000 CDN in cash or common shares of Premier, at LKA’s option within 60 days of the completion of the LKA funded Phase I exploration program, and subject to Premier’s sole satisfaction of the results of the program and paying $50,000 US and $100,000 CDN in cash or common shares of Premier, at LKA’s option on the first anniversary of the immediately preceding payment (the “First Anniversary”), and paying $50,000 US and $100,000 CDN in cash or common shares of Premier, at LKA’s option on the second anniversary of such payment.  The Letter of Intent also contemplates that Premier shall spend $8,000,000 US for exploration, development and/or property acquisitions within the first three years after signing the Joint Venture Agreement, with a minimum of $500,000 US to be spent prior to the First Anniversary.  51% of the funds spent by LKA to complete the LKA funded Phase I exploration program or $1,020,000US will be reimbursed to LKA by the end of Premier’s earn-in period, and shall be included in the $8,000,000US in required expenditures by Premier.  If Premier fails to meet its investment requirements in the three year term, Premier will retain no interest in the Property and will have no further rights.  At the option of Premier, exploration expenditures, cash payments and share payments can be accelerated.

Upon completion of the expenditures, cash and share payments set forth above, Premier will have a one-time option to increase its ownership in the Joint Venture by an additional 9% from 51% to 60% by paying to LKA an additional $100,000 CDN in cash and/or shares of Premier, at LKA’s sole option, and Premier shall fund additional exploration/acquisition/development expenditures in the amount of $7,000,000 US, including the completion of a feasibility study on the Property prior to the sixth anniversary date.  If Premier does not fund the expenditures, make the cash payment, and/or complete the feasibility study within the additional three year time frame, Premier shall not have any additional interest and its participating ownership will remain at 51%.  Once Premier has reached its applicable ownership interest, the parties shall share further expenditures in proportion to their respective ownership interests.  During the initial period, the earn-in period, and so long as its ownership interest is 50% or greater, the Letter of Intent contemplates that Premier will be the sole operator of the joint venture.

Under the terms of the Letter of Intent, Premier is to complete the LKA-funded Phase I exploration program during calendar years 2011 and 2012, with the parties to execute a definitive Joint Venture Agreement within 60 days of Premier’s election to proceed with the earn-in.

For more detailed information regarding the Letter of Intent, please see Exhibit 10.1 that is attached hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibit

(d)

Exhibit No.

Exhibit Description

10.1

Letter of Intent

99.1

Press Release dated November 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

LKA INTERNATIONAL, INC.

Date:	November 2, 2011	By:	/s/Kye Abraham
Kye Abraham
President

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